Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 27, 2015 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2015. Summarized financial results are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2015	2014	% change	2015	2014	% change

Total revenues	$3,419,253	$3,467,362	-1.4%	$10,265,231	$10,112,865	1.5%

Net revenues:
Transportation
Truckload (1)	$344,715	$311,152	10.8%	$977,641	$891,651	9.6%
LTL	94,190	67,968	38.6%	271,084	195,482	38.7%
Intermodal	10,168	10,593	-4.0%	32,219	30,396	6.0%
Ocean	58,322	57,380	1.6%	167,578	151,478	10.6%
Air	20,248	20,520	-1.3%	60,483	59,721	1.3%
Customs	12,012	11,107	8.1%	33,248	30,751	8.1%
Other logistics services	20,436	19,043	7.3%	61,331	54,816	11.9%

Total transportation	560,091	497,763	12.5%	1,603,584	1,414,295	13.4%
Sourcing	28,484	29,801	-4.4%	94,119	91,541	2.8%

Total net revenues	588,575	527,564	11.6%	1,697,703	1,505,836	12.7%

Operating expenses	355,864	324,227	9.8%	1,053,972	945,146	11.5%

Operating income	232,711	203,337	14.4%	643,731	560,690	14.8%
Net income	$139,432	$124,981	11.6%	$383,116	$336,764	13.8%

Diluted EPS	$0.96	$0.85	12.9%	$2.63	$2.28	15.4%

(1)	Includes Payment Services revenues which were previously reported separately.

“We are proud of our results across our global business in the third quarter,” said John Wiehoff, CEO and Chairman. “We were able to continue to take market share in the third quarter while maintaining discipline and focus on our customer service and efficiency initiatives.”

Our truckload net revenues increased 10.8 percent in the third quarter of 2015 compared to the third quarter of 2014. Organic truckload net revenues increased approximately eight percent in the third quarter of 2015 compared to the third quarter of 2014. Our acquisition of Freightquote.com (“Freightquote”) on January 1, 2015 contributed approximately three percentage points to our truckload net revenue growth in the third quarter of 2015. Our North American truckload volumes increased approximately seven percent in the third quarter of 2015 compared to the same period of 2014. North American truckload volumes, excluding

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C.H. Robinson Worldwide, Inc.

October 27, 2015

Freightquote, increased approximately four percent in the third quarter of 2015 compared to the third quarter of 2014. Our truckload net revenue margin increased in the third quarter of 2015 compared to the third quarter of 2014, due primarily to lower transportation costs, including fuel. In North America, excluding the estimated impacts of the reduction in fuel costs, our average truckload rate per mile charged to our customers was flat in the third quarter of 2015 compared to the third quarter of 2014. In North America, our truckload transportation costs decreased approximately one percent, excluding the estimated impacts of the reduction in fuel costs.

Our less-than-truckload (“LTL”) net revenues increased 38.6 percent in the third quarter of 2015 compared to the third quarter of 2014. Freightquote contributed approximately 33 percentage points to our LTL net revenue growth in the third quarter of 2015. LTL volumes increased approximately 32 percent in the third quarter of 2015 compared to the third quarter of 2014. Organic LTL volume increased approximately 13 percent in the third quarter of 2015 compared to the third quarter of 2014. Net revenue margin increased in the third quarter of 2015 compared to the third quarter of 2014. This was primarily the result of a change in our freight mix with more small customers from the higher margin Freightquote business.

Our intermodal net revenues decreased 4.0 percent in the third quarter of 2015 compared to the third quarter of 2014, notwithstanding the increase in intermodal net revenues attributed to Freightquote. Conversion to truckload from intermodal negatively impacted intermodal volumes and net revenues in the third quarter of 2015.

Our ocean transportation net revenues increased 1.6 percent in the third quarter of 2015 compared to the third quarter of 2014. The increase in net revenues was primarily due to increased net revenue margin and a small volume increase.

Our air transportation net revenues decreased 1.3 percent in the third quarter of 2015 compared to the third quarter of 2014. The decrease was due to lower rates charged to our customers, partially offset by increased net revenue margin and an increase in volumes.

Our customs net revenues increased 8.1 percent in the third quarter of 2015 compared to the third quarter of 2014. The increase was due to increased transaction volumes.

Our other logistics services revenues, which includes managed services, warehousing, and small parcel, increased 7.3 percent in the third quarter of 2015 compared to the third quarter of 2014 primarily from growth in managed services. Freightquote contributed approximately two percentage points to our other logistics services net revenue growth in the third quarter of 2015.

Sourcing net revenues decreased 4.4 percent in the third quarter of 2015 compared to the third quarter of 2014. This decrease was primarily due to a decline in net revenue per case, offset partially by a case volume increase of 2.5 percent across a variety of commodities and services.

For the third quarter, operating expenses increased 9.8 percent to $355.9 million in 2015 from $324.2 million in 2014. Operating expenses as a percentage of net revenues decreased to 60.5 percent in the third quarter of 2015 from 61.5 percent in the third quarter of 2014.

For the third quarter, personnel expenses increased 8.0 percent to $264.1 million in 2015 from $244.6 million in 2014. This was primarily due to an average headcount increase of 13.1 percent compared to the third quarter of 2014. Our acquisition of Freightquote contributed approximately nine percentage points of the growth in average headcount during the third quarter of 2015. Total personnel expenses did not grow as fast as average headcount in the quarter as the expenses related to variable compensation plans were relatively flat compared to the third quarter of 2014.

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C.H. Robinson Worldwide, Inc.

October 27, 2015

For the third quarter, other selling, general, and administrative expenses increased 15.3 percent to $91.8 million in 2015 from $79.6 million in 2014. This increase was primarily due to our acquisition of Freightquote including amortization expense of approximately $1.9 million, and an increase in claims and travel expenses.

About C.H. Robinson

Founded in 1905, C.H. Robinson Worldwide, Inc. is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2015 Earnings Conference Call

Wednesday, October 28, 2015 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 800-768-6490

International callers dial +1-785-830-7987

Callers should reference the conference ID, which is 359696

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on November 4, 2015: 888-203-1112;

passcode: 359696#

International callers dial +1-719-457-0820

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C.H. Robinson Worldwide, Inc.

October 27, 2015

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenues:
Transportation (1)	$3,044,500	$3,073,382	$9,122,479	$8,922,261
Sourcing	374,753	393,980	1,142,752	1,190,604

Total revenues	3,419,253	3,467,362	10,265,231	10,112,865

Costs and expenses:
Purchased transportation and related services (1)	2,484,409	2,575,619	7,518,895	7,507,966
Purchased products sourced for resale	346,269	364,179	1,048,633	1,099,063
Personnel expenses	264,077	244,621	783,220	703,904
Other selling, general, and administrative expenses	91,787	79,606	270,752	241,242

Total costs and expenses	3,186,542	3,264,025	9,621,500	9,552,175

Income from operations	232,711	203,337	643,731	560,690

Interest and other expense	(6,559)	(6,204)	(22,058)	(18,587)

Income before provision for income taxes	226,152	197,133	621,673	542,103
Provisions for income taxes	86,720	72,152	238,557	205,339

Net income	$139,432	$124,981	$383,116	$336,764

Net income per share (basic)	$0.96	$0.85	$2.63	$2.28
Net income per share (diluted)	$0.96	$0.85	$2.63	$2.28

Weighted average shares outstanding (basic)	144,578	146,646	145,423	147,661
Weighted average shares outstanding (diluted)	144,782	146,856	145,601	147,819

(1)	Includes Payment Services revenues and related costs which were previously reported separately.

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C.H. Robinson Worldwide, Inc.

October 27, 2015

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$143,087	$128,940
Restricted cash	—	359,388
Receivables, net	1,651,794	1,571,591
Other current assets	61,330	45,540

Total current assets	1,856,211	2,105,459

Property and equipment, net	190,244	152,471
Intangible and other assets	1,266,110	956,408

Total assets	$3,312,565	$3,214,338

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$860,192	$795,255
Accrued compensation	124,011	125,624
Accrued income taxes	21,215	4,616
Other accrued expenses	45,841	45,365
Current portion of debt	530,000	605,000

Total current liabilities	1,581,259	1,575,860

Noncurrent income taxes payable	23,588	24,279
Deferred tax liabilities	76,144	66,961
Long-term debt	500,000	500,000
Other long term liabilities	211	223

Total liabilities	2,181,202	2,167,323

Total stockholders’ investment	1,131,363	1,047,015

Total liabilities and stockholders’ investment	$3,312,565	$3,214,338

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C.H. Robinson Worldwide, Inc.

October 27, 2015

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2015	2014
Operating activities:
Net income	$383,116	$336,764
Stock-based compensation	43,512	33,561
Depreciation and amortization	49,513	43,442
Provision for doubtful accounts	11,975	15,917
Deferred income taxes	(8,356)	901
Other	459	(1,280)
Changes in operating elements, net of acquisitions:
Receivables	(39,051)	(206,970)
Prepaid expenses and other	(6,347)	(4,081)
Other non-current assets	124	270
Accounts payable and outstanding checks	23,037	67,125
Accrued compensation and profit-sharing contribution	(3,585)	23,058
Accrued income taxes	17,774	2,690
Other accrued liabilities	(7,728)	(6,075)

Net cash provided by operating activities	464,443	305,322

Investing activities:
Purchases of property and equipment	(19,317)	(19,291)
Purchases and development of software	(13,494)	(5,845)
Restricted cash	359,388	—
Acquisitions, net of cash	(367,108)	—
Other	535	428

Net cash used for investing activities	(39,996)	(24,708)

Financing activities:
Borrowings on line of credit	5,508,000	3,498,000
Repayments on line of credit	(5,583,000)	(3,528,000)
Net repurchases of common stock	(159,059)	(127,106)
Excess tax benefit on stock-based compensation	7,298	6,202
Cash dividends	(171,448)	(157,590)

Net cash used for financing activities	(398,209)	(308,494)
Effect of exchange rates on cash	(12,091)	(6,451)

Net change in cash and cash equivalents	14,147	(34,331)
Cash and cash equivalents, beginning of period	128,940	162,047

Cash and cash equivalents, end of period	$143,087	$127,716

	As of September 30,
	2015	2014
Operational Data:
Employees	13,156	11,542

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